EXHIBIT 4.4

FORM OF LETTER TO CLIENTS OF NOMINEE HOLDERS

ARC GROUP WORLDWIDE, INC.

Up To [•] Shares of Common Stock

Issuable Upon the Exercise of Subscription Rights

[•], 2018

To Our Clients:

Enclosed for your consideration is a prospectus, dated [•], 2018 (the “Prospectus”), relating to the distribution by ARC Group Worldwide, Inc. (the “Company”) to all holders of record (the “Record Holders”) of the Company’s common stock, par value $0.0005 per share (the “Common Stock”), as of 5:00 p.m., Eastern Standard Time, on [•], 2018 (the “Record Date”), in a rights offering (the “Rights Offering”), at no charge, of non-transferable subscription rights (the “Rights”) to subscribe for and purchase shares of Common Stock at a subscription price of $[•] per share (the “Subscription Price”). The Rights are described in the accompanying Prospectus.

In the Rights Offering, up to an aggregate of [•] shares of Common Stock are being offered pursuant to the Prospectus. The Rights will expire if they are not exercised by 5:00 p.m., Eastern Standard Time, on [•], 2018 (the “Expiration Date”), unless the guaranteed delivery procedures described in the Prospectus are used. Any Rights that are not exercised prior to 5:00 pm, Eastern Standard Time, on the Expiration Date will expire, have no value and cease to be exercisable for shares of Common Stock.

As described in the Prospectus, you will receive [•] Right for each share of Common Stock carried by us in your account as of the Record Date. Each Right entitles you to purchase from the Company [•] shares of Common Stock (the “Basic Subscription Right”) at the Subscription Price of $[•] per share. The Company will allocate to you, by reference to the number of shares you own on the record date, a pro-rata number of rights proportionate to the total number of rights offered.  The Company will not issue fractional shares or cash in lieu of fractional shares in the Rights Offering. Instead, fractional shares resulting from the exercise of Basic Subscription Rights will be eliminated by rounding down to the nearest whole share.

In addition, Record Holders who purchase all of the shares of Common Stock available to them pursuant to their Basic Subscription Right may also choose to subscribe (the “Over-Subscription Right”), at the same Subscription Price of $[•] per share, for a portion of any shares of Common Stock that other Record Holders do not purchase through the exercise of their Basic Subscription Right (the “Over-Subscription Shares”). If a sufficient number of Over-Subscription Shares are available, the Company will seek to honor all over-subscription requests in full. If, however, an insufficient number of Over-Subscription Shares are available to fully satisfy all Over-Subscription Right requests, the available shares will be prorated among those subscribers who exercise Over-Subscription Rights in proportion to their respective Basic Subscription Rights. The Company will not issue fractional shares through the exercise of the Over-Subscription Rights. Instead, fractional shares resulting from the exercise of the Over-Subscription Rights will be eliminated by rounding down to the nearest whole share.

The Rights are evidenced by subscription rights certificates (the “Subscription Rights Certificates”) registered in the names of the Record Holders of the shares of Common Stock for which the Rights are being distributed. Rights are non-transferable, meaning that they may not be sold, transferred, or assigned by the holder of the Rights to any other party.

THE MATERIALS ENCLOSED ARE BEING FORWARDED TO YOU AS THE BENEFICIAL OWNER OF COMMON STOCK CARRIED BY US IN YOUR ACCOUNT BUT NOT REGISTERED IN YOUR NAME. EXERCISES OF RIGHTS MAY BE MADE ONLY BY US AS THE RECORD HOLDER AND PURSUANT TO YOUR INSTRUCTIONS. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms of the Rights Offering and subject to the conditions set forth in the accompanying Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Rights.

Your Beneficial Owner Election Form and full payment for the aggregate Subscription Price for all of the shares of Common Stock that you have subscribed to purchase pursuant to the Basic Subscription Right and the Over-Subscription Right should be forwarded as promptly as possible in order to permit us to exercise Rights on your behalf in accordance with the terms of the Rights Offering.

The Rights Offering will expire at 5:00 p.m., Eastern Standard Time, on the Expiration Date. Because we must submit your subscription and payment in advance of 5:00 p.m., Eastern Standard Time, on the Expiration Date, we must receive your Beneficial Owner Election Form (unless you use the guaranteed delivery procedures described in the Prospectus) and full payment for the aggregate Subscription Price for all of the shares of Common Stock that you have subscribed to purchase pursuant to the Basic Subscription Right and the Over-Subscription Right, no later than [•], 2018. Once you have exercised your Rights pursuant to the Basic Subscription Right and the Over-Subscription Right, such exercise may not be revoked.

If you wish to have us, on your behalf, exercise the Rights for any shares of Common Stock to which you are entitled, please so instruct us by timely completing, executing and returning to us the Beneficial Owner Election Form attached to this letter.

ANY QUESTIONS OR REQUESTS FOR ASSISTANCE CONCERNING THE RIGHTS OFFERING SHOULD BE DIRECTED TO THE COMPANY’S SUBSCRIPTION AGENT, BROADRIDGE CORPORATE ISSUER SOLUTIONS, INC., TOLL-FREE AT THE FOLLOWING TELEPHONE NUMBER: +1 (855) 793-5068.

Very truly yours,

ARC Group Worldwide, Inc.